Exhibit 10.35

AMENDMENT NO. 3 TO OFFICE LEASE

This AMENDMENT NO. 3 TO OFFICE LEASE (this “Amendment”) is dated October 25, 2001, for reference purposes only, by and between MARRIOTT PLAZA ASSOCIATES L.P., a California limited partnership (“Landlord”), and COMMERCE ONE, INC., a Delaware corporation (successor-in-interest to Commercebid.com) (“Tenant”).

RECITALS

A.            Landlord and Commercebid.com entered into that certain Office Lease dated August 30, 1999 (the “Lease”) for premises consisting of approximately 10,029 rentable square feet with a street address of 2901 Tasman Drive, Suite 211, Santa Clara, California, and more particularly described in the Lease;

B.            On November 12, 1999, Tenant succeeded to the interest of Commercebid.com as tenant under the Lease.

C.            Landlord and Tenant entered into that certain Amendment No. 1 To Office Lease dated October 20, 2000 whereby Landlord agreed to (i) lease to Tenant certain additional suites in the Building and (ii) to grant to Tenant options to lease certain additional suites in the Building (“First Amendment”).

D.            At Tenant’s request, Landlord agreed to lease to Tenant one additional suite in the Building known as Suite 112 pursuant to that certain Amendment No. 2 To Office Lease dated December 7, 2000 (“Second Amendment”).

E.             Pursuant to the First Amendment Landlord was granted the right to require Tenant to lease Suite 220 (referred to as the “Must Take Space” in the First Amendment) and Landlord has elected to require Tenant to lease Suite 220 from Landlord.

F.             Pursuant to the First Amendment, the parties are required to enter into this Lease Amendment to reflect the leasing of Suite 220 from Landlord to Tenant.  Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Lease.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.             Leasing Of Must Take Space Suite 220.  On September 21, 2001 Landlord notified Tenant that Tenant must lease Suite 220 in accordance with Section 10 of the First Amendment.  The delivery date of Suite 220 shall be deemed to be November 6, 2001 and the rent commencement date for Suite 220 shall be December 29, 2001.  On November 6, 2001, Suite 220 shall be deemed part of the Premises for all purposes under the Lease.  It is acknowledged that the current tenant of Suite 220, Menlo Equities, shall remain in possession on November 6, 2001 as a subtenant of Tenant and that such shall not impact the delivery date of Suite 220 to Tenant.

2.             Tenant’s Percentage Share/Base Year.  Pursuant to Section 9 (j) of the Lease Agreement, Tenant’s Percentage Share shall be 41.6% from and after November 6, 2001 (subject to further adjustments based upon changes to the Premises).  The Base Year for Suite 220 shall be calendar year 2001 pursuant to Section 3 of the First Amendment.

3.             Base Rent.  Base Rent for Suite 220 shall initially be $13,912.50 per month.  Such rent is subject to increases as set forth in the Lease Agreement, as amended, as set forth in Section 5 below.

4.             Prepaid Rent.  Tenant has paid to Landlord the Base Rent for the period of December 29, 2001 through January 28, 2002 ($13,912.50).  On January 1, 2002, Tenant shall pay to Landlord the prorated Base Rent for Suite 220 for the period of January 29, 2002 through January 31, 2002 ($1,346.37) and thereafter Base Rent for Suite 220 shall be due on the 1st day of each month for that complete calendar month.

5.             Base Rent Increases.  Pursuant to Section 12 of the First Amendment, Base Rent for Suite 220 shall increase 4% on March 1, 2002 and on each succeeding March 1st thereafter through expiration of the initial term of the Lease Agreement.

6.             Expiration Date/Option to Extend.  Pursuant to Section 4 of the First Amendment, the expiration date of the Lease Agreement, as amended, is February 28, 2001.  The option to extend lease term pursuant to Section 13 of the First Amendment applies to Suite 220 as Suite 220 is now part of the Leased Premises.

7.             Ratification.  The Lease as amended by the First Amendment and Second Amendment, and as amended by this Amendment, is hereby ratified by Landlord and Tenant and Landlord and Tenant hereby agree that the Lease, as so amended, shall continue in full force and effect.

8.     Miscellaneous.

8.1          Voluntary Agreement.  The parties have read this Amendment and on the advice of counsel they have freely and voluntarily entered into this Amendment.

8.2          Attorneys’ Fees.  If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit.

8.3          Successors.  This Amendment shall be binding on and inure to the benefit of the parties and their successors.

8.4          Counterparts.  This Amendment may be signed in two (2) or more counterparts.  When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD:

MARRIOTT PLAZA ASSOCIATES L.P.,
a California limited partnership

By:	Menlo Equities Associates IV LLC,
a California limited liability company
Its General Partner

By:	Menlo Equities LLC,
a California limited liability company
Its Manager

By:	Diamant Investments LLC,
a Delaware limited liability company
Its Member

By:	/s/ Richard J. Holmstrom
Richard J. Holmstrom, Manager

TENANT:

COMMERCE ONE, INC.,
a Delaware corporation

By:	/s/ Charles D. Boynton
Print Name:	Charles D. Boynton
Its:	Director of Finance

By:	/s/ Brian Griggs
Print Name:	Brian Griggs
Its:	Authorized Representative